Exhibit 99

PRESS RELEASE	[SANMINA-SCI LOGO]

CONTACT:
Paige Bombino
Investor Relations
(408) 964-3610

FOR IMMEDIATE RELEASE

SANMINA-SCI APPOINTS DAVID L. WHITE CHIEF FINANCIAL OFFICER

SAN JOSE, California — August 23, 2004 — Sanmina-SCI Corporation (Nasdaq NM: SANM), a leading global electronics manufacturing services (EMS) company, today announced that David L. White has joined the company as Executive Vice President of Finance and Chief Financial Officer.

A proven financial executive, White has over 20 year’s of leadership experience in technology manufacturing. Prior to joining Sanmina-SCI, he was Senior Vice President and Chief Financial Officer of Asyst Technologies, a provider of integrated automation solutions that enhance semiconductor and flat-panel display (FPD) manufacturing productivity. Previously, he was President and Chief Executive Officer of Candescent Technologies, a developer of field emission display (FED) technology for next-generation thin, FPDs. Prior to working at Candescent, White served in various financial capacities at Conner Peripherals, a multi-national manufacturer of computer storage devices, last serving as a Senior Vice President with responsibility for worldwide fiscal management of the company. His financial and operating experience also includes senior positions with Zehntel, Inc., a division of Teradyne, Inc.; Burroughs Corporation, now Unisys Corporation; and Digital Equipment Corporation.

Jure Sola, Sanmina-SCI’s Chairman and Chief Executive Officer, said, “We are excited to have David join our management team. His extensive financial and management experience in manufacturing will be valuable assets in helping Sanmina-SCI meet its strategic growth objectives. We expect David to play a key role as the company optimizes business processes and increases operating efficiencies. His familiarity with large, public companies and manufacturing technology related products will provide Sanmina-SCI with a strategic advantage.”

Mr. White received a Bachelor of Science Degree in Physics from Brigham Young University and holds an MBA, Finance and Operations Analysis, from the University of Washington.

About Sanmina-SCI Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering unsurpassed quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, and computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

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